Exhibit 15.2





                               NKT Flexibles I/S

                              FINANCIAL STATEMENTS

                       FOR THE YEAR ENDED 31 DECEMBER 2004

Contents

                                                                         Page

Statements

Statement by the Management                                              1

Report of independent Auditors                                           2


Management's review


Company details                                                          3

Financial highlights                                                     4

Financial review                                                         5 - 7


Financial statements for the year ended 31 December 2004


Accounting policies                                                      8 - 13

Income statement                                                         14

Balance sheet                                                            15 - 16

Cash flow statement                                                      17

Notes to the financial statements                                        18 - 24

Statement by the Management


The Management have today discussed and adopted the Financial Statements of NKT Flexibles I/S as of and for the year ended 31 December 2004, prepared in accordance with the Danish Financial Statements Act, as presented on pages 8 - 22 of the Company's Annual Report for 2004 and note 14 to the Financial Statements.

We consider the accounting policies applied to be appropriate. Accordingly, the Financial Statements referred to above present fairly the financial position of the Company as of 31 December 2004.




Copenhagen, 10 June 2005


Management



/s/ Michael Chino Hjorth
-------------------------
Michael Chino Hjorth
CEO




/s/ John Baxter
---------------
John Baxter
COO

Report of independent Auditors


To the Partners of NKT Flexibles I/S:

We have audited the financial statements of NKT Flexibles I/S ("the Company") as of and for the year ended December 31, 2004, prepared in accordance with the Danish Financial Statements Act, as presented on pages 8-22 of the Company's Annual Report for 2004 and note 14 to the financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and the results of its operations and its cash flows for the year then ended, in accordance with generally accepted accounting principles of the Danish Financial Statements Act.

The accounting principles of the Danish Financial Statements Act vary in certain significant respects from accounting principles generally accepted in the United States of America (US GAAP). Information relating to the nature and effect of such differences is presented in Notes 14 to the financial statements.



Copenhagen, 10 June 2005
KPMG C. Jespersen
Statsautoriseret Revisionsinteressentskab





/s/ Lars Andersen
------------------------------------
Lars Andersen
State Authorised Public Accountant

 Management's review


 Company details


 NKT Flexibles I/S
 Priorparken 510
 2605 Brondby


 Telephone:               4348 3000
 Fax:                     4348 3010
 Homepage:                www.nktflexibles.com
 E-mail:                  nkt.flexibles@nktflexibles.com


 CVR number:              2425 5298
 Established:             1 July 1999
 Registered office:       Brondby

 Board of directors:      Tom Knutzen (Chairman)
                          Tom Ehret (Deputy chairman)
                          Ole Bramsnaes
                          Bruno Chabas
                          Thomas Hofman-Bang
                          Mark Preece

 Management:              Michael C. Hjorth, adm. direktor
                          John Baxter, viceadm. direktor

 Bank:                    Nordea Bank Danmark A/S
                          Strandgade 3, 0900 Kobenhavn C

 Auditor:                 KPMG
                          Borups Alle 177, 2000 Frederiksberg
                          State Authorized Public Accountant Lars Andersen

Management's review


Financial highlights

DKKm                                                  2004         2003         2002        2001          2000

Key figures
Revenue                                              196,5        305,3        223,3       265,6         215,5
Operating profit before depreciation                 -33,7         -5,6        -15,4       -17,2         -21,1
Profit before financial items                        -61,1        -32,3       -311,4       -72,9         -73,4
Loss for the year                                    -64,8        -37,8       -325,6       -88,7         -82,5

Fixed assets                                         222,7        244,5        262,0       538,0         571,0
Current assets                                       157,6        127,8        144,3       145,2         107,6
Total assets                                         380,3        372,3        406,3       683,2         678,6
Equity                                               131,1        132,3        171,3       312,6         401,3
Short-term liabilities                               249,2        240,0        235,0       370,6         277,3

Cash flow from operating activities                  -60,3        -18,5         -6,9       -89,0         -16,9
Net cash flows from investment activities             -5,5         -9,3        -20,2       -22,9         -28,3
Portion relating to investment in property,
    plant and equipment                               -4,9         -8,4         -7,9       -22,9         -28,3
Cash flows from financing activities                  65,5         17,3         21,3       128,6          47,0
Total cash flows                                      -0,3        -10,5         -5,8        15,9           1,8

Financial ratios
Net profit ratio                                     - 31%       - 106%       - 139%       - 27%         - 34%
Return on investment                                 - 16%        - 10%        - 58%       - 10%         - 10%
Gross margin ratio                                     54%          47%          58%         50%           51%
Current ratio                                          63%          53%          61%         39%           38%
Equity ratio                                           34%          36%          42%         45%           59%
Return on equity                                     - 49%        - 25%       - 134%       - 24%         - 18%

Average number of employees                            225          222          227         224           209

The financial highlights for 2000 - 2001 are not changed compared to the new accounting policy in 2002. The financial ratios have been prepared in accordance with the Danish Society of Financial Analysts' guidelines on the calculation of financial ratios. We refer to the accounting policies

Management review

Financial review

Main activity

NKT Flexibles' main activity is to develop, market and produce flexible submarine pipe systems primarily for the offshore oil and gas industry. The production is carried out at the factory in Kalundborg.

Development in activities and economic conditions

Annual result

NKT Flexibles has realised revenue amounting to DKK 196.5 million in 2004 against DKK 305.3 million in 2003, corresponding to a decrease of 36%. The annual result before depreciation amounts to DKK -33.7 million against DKK -5.6 million in 2003. The result for the year is DKK -64.8 million compared to DKK -37.8 million in 2003.

The year 2004 ended as expected in the annual report for 2003 with a decrease in turnover, a reduction of the general cost level and an adverse result. The disappointing result for 2004 is primarily a result of a very small backlog entering into 2004, very tough competition throughout the year, delays in execution of some projects towards the end of the year and cost overrun on one specific project in fourth quarter of 2004.

As a response to the challenging market conditions the Company has launched a business re-engineering process to improve its competitiveness with a focus on product development, efficiency improvement, and material technology. During the course of the year major improvements were achieved that will allow the company to position itself better for the future.

In 2004 a capital increase of DKK 60 million was made. The bank facilities remain unchanged. The financial resources are provided by the owners of the company.

The realized result for 2004 is highly unsatisfactory.

Market conditions

During 2004 the oil prices have been volatile with prices fluctuating from USD 30 to USD 52 per barrel - ending the year around USD 40 per barrel. This should be compared to an average oil price of some USD 25 per barrel in the periode 2000 to 2003. The general increase in oil prices are to a large extent driven by increasing consumption from China and India, which is expected to continue in the years to come.

Despite the high oil prices in 2004 the activity level in the subsea offshore oil and gas industry was disappointing with some projects being postponed in time and others being awarded to vendors with alternative technical solutions. During 2Q 2004 the Company managed to create a very strong foothold in one particular market generating multiple contracts, however at relatively low margins. Towards the end of 2004, however, the Company experienced an influx of new projects as a result of the improvements in competitiveness and a long term strategy of targeting certain flexible pipe applications.

Financial review

For 2005 the Company expects the market for SURF (Subsea Umbilical, Riser & Flowline) to improve.

Projects

In 2004 NKT Flexibles maintained its presence in most of the offshore oil & gas regions executing a number of projects for existing as well as new Clients.

A few projects were executed in the North Sea region including Talisman "Tartan", PGS, "Banff/Kyle", and a water pipeline project for Southern Water. Two important projects were awarded and partially completed in coorporation with Stolt Offshore for the Norwegian sector (Statoil "Visund" and Statoil "Norne Satellites").

In India we continued expanding on our good relationship with ONGC by executing the MHB Replacement", the "RSPPM", and the "MHN&H" projects. For Saudi Aramco we completed the "Berri" project.

Apart from this we carried out a number of small projects during the year.

In 2004 NKT Flexibles was awarded new contracts amounting to DKK 550 million, which is a development that supports the future potential of the company. By the end of the year the company's backlog was close to DKK 400 million, which is a significant improvement from the DKK 44 million in backlog that the Company had at the beginning of 2004.


Product development

R&D resources were primarily assigned to the development of new technology that will allow the company to improve its competitiveness. Successful improvement was reached in a number of areas allowing the Company to substantially improve on its backlog.

Expectations

In 2005 NKT Flexibles expects a substantial increase in the turnover compared to 2004 - primarily due to a higher backlog at the beginning of the year. Founded in the expectations of higher activity level in subsea markets in general, the Company expects to be able to substantially improve the result in 2005 compared to 2004.


Being a project executing company by nature the result for 2005 will very much depend on the activity level for floating production and subsea solutions within the offshore oil and gas sector. Another decisive factor for the Company's continued growth is its ability together with Stolt Offshore to win large EPIC projects (engineering, procurement, installation and commissioning projects) with large amounts of flexible pipe. This is regarded an important factor in order to achieve volume.

The Company is expected also to have a negative result in 2005, however with a substantial improvement compared to 2004.

Financial review


The long-term potential of the Company will be realised through the implementation of recently developed as well as ongoing development of new technology, which will lead to increased competitiveness. Furthermore, we are qualifying products for water depths down to 2,000m, which will widen the accessible market.


Special risks

Financial risks

The Company uses forward exchange contracts as a part of the hedging of recognized and unrecognized transactions. Currencies, which are part of the EMU, are not hedged. Hedging of recognized transactions comprises receivables and payables.

Valuation

If the Company does not fulfil the goals for 2005, and the expectations to the coming years are reduced, it could be necessary to further write down the Company's tangible assets.

Know-how

It is imperative for NKT Flexibles' continued development to attract and maintain highly skilled and specialised manpower, including engineers possessing knowledge within the offshore business. The earning capacity of the Company will also depend on a continued training and flexibility among the blue-collar workers at the Kalundborg factory.



Environment

In line with the previous years the Company's green accounts show that the pollution from the factory in the shape of smoke, noise and wastewater is negligible. Maintaining the environmental management system ISO14001 as well as the health and safety system OHSAS 18001 will be a high priority so that the Company can continue to live up to national as well as international standards.

The job of improving the Company's safety level continues. Through information campaigns and compulsory safety courses for all employees we have established a better understanding of how to avoid accidents. Compared to other Danish companies of similar type, the safety level of NKT Flexibles is relatively good.

Financial statements for the year ending 31 December



Accounting policies
The annual report of NKT Flexibles for 2004 has been prepared in accordance with the provisions applying to class C enterprises under the Danish Financial Statements Act.

The accounting policies applied in the preparation of the financial statements are consistent with those of last year.

Recognition and measurement
Assets are recognized in the balance sheet when it is probable that future economic benefits will flow to the enterprise and the value of the asset can be reliably measured.

Liabilities are recognized in the balance sheet when an outflow of economic ressources is probable and when the liability can be reliably measured.

On initial recognition, assets and liabilities are measured at cost. Subsequently, assets and liabilities are measured as described below for each individual item.

Certain financial assets and liabilities are measured at amortized cost implying the recognition of a constant effective interest rate to maturity. Amortized cost is calculated as initial cost minus any principal repayments and plus or minus the cumulative amortization of any difference between cost and nominal amount.

In recognizing and measuring assets and liabilities, any gains, losses and risks occurring prior to the presentation of the annual report that evidence conditions existing at the balance sheet date are taken into account.

Income is recognized in the income statement as earned, including value adjustments of financial assets and liabilities measured at fair value or amortized cost. Equally, costs incurred to generate the year's earnings are recognized, including depreciation, amortization, impairment and provisions as well as reversals as a result of changes in accounting estimates of amounts which were previously recognized in the income statement.


Foreign currency translation

On initial recognition, transactions denominated in foreign currencies are translated at the average exchange rates ruling last month.

Receivables and payables and other monetary items denominated in foreign currencies are translated at the exchange rates at the balance sheet date. The difference between the exchange rates at the balance sheet date and at the date at which the receivable or payable arose or was recognized in the latest financial statements is recognized in the income statement as financial income or expense.

Accounting policies


Derivative financial instruments

Derivative financial instruments are initially recognized in the balance sheet at cost and are subsequently measured at fair value. Positive and negative fair values of derivative financial instruments are included in other receivables and payables, respectively.

Changes in the fair value of derivative financial instruments designated as and qualifying for recognition as a hedge of the fair value of a recognized asset or liability are recognized in the income statement together with changes in the value of the hedged asset or liability.

Changes in the fair value of derivative financial instruments designated as and qualifying for recognition as a hedge of future assets or liabilities are recognized as receivables or payables and in capital and reserves. Income and expenses relating to such hedging transactions are transferred from capital and reserves on realization of the hedged item and recognized in the same item as the hedged item.


Income statement

Revenue

Revenue from the sale of goods and services is recognized in the income statement provided that delivery and transfer of risk to the buyer has taken place before year end and that the income can be reliably measured and is expected to be received. Revenue is measured ex VAT, taxes and discounts in relation to the sale.

Contract work in progress concerning special production of flexible pipes is recognized as revenue by reference to the stage of completion. Accordingly, revenue corresponds to the selling price of work performed during the year (the percentage of completion method). Revenue is recognized when total income and expenses and the stage of completion of the contract at the balance sheet date can be reliably calculated and when it is probable that the economic benefits, including payment, will flow to the enterprise.

Interest income and expense and similar items

Interest income and expense and similar items comprise interest income and expense, market gains and losses in respect of payables and transactions denominated in foreign currencies, etc.


Tax on profit/loss from ordinary activities

The enterprise is not liable to tax as it is a partnership. Therefore, tax has not been computed on the profit/loss for the year, and provisions have not been made for deferred tax.

Accounting policies

Balance sheet

Intangible assets

Development costs comprise costs, salaries and amortization directly or indirectly attributable to the enterprise's development activities.

Development projects that are clearly defined and identifiable, where the technical utilization degree, sufficient resources and a potential future market or development opportunities in the enterprise is evidenced, and where the enterprise intends to produce, market or use the project, are recognized as intangible assets provided that the cost can be measured reliably and that there is sufficient assurance that future earnings can cover production costs, selling and administrative expenses and development costs. Other development costs are recognized in the income statement when incurred.

Capitalized development costs are measured at the lower of cost less accumulated amortization and the recoverable amount.

Following the completion of the development work, development costs are amortized on a straight-line basis over the estimated useful life. The amortization period is five years.

Patents are measured at cost less accumulated amortization and impairment. Patents are amortized on a straight-line basis over the remaining patent period.

Intangible assets are written down to the recoverable amount if this is lower than the carrying amount. Impairment tests are conducted annually of each individual asset or group of assets.

Gains and losses on the disposal of development projects and patents are determined as the difference between the sales price less disposal costs and the carrying amount at the date of disposal. The gains or losses are recognized in the income statement as other external expenses.


Property, plant and equipment

Land and buildings, plant and machinery and fixtures and fittings, tools and equipment are measured at cost less accumulated depreciation.

Cost comprises the purchase price and any costs directly attributable to the acquisition until the date when the asset is available for use. The cost of self-constructed assets comprises direct and indirect costs of materials, components, sub suppliers, and wages and salaries.

Interest expense on loans to finance the production of property, plant and equipment that concerns the production period is included in cost. All other borrowing costs are recognized in the income statement.

The cost of leases is stated at the lower of fair value and the present value of the future lease payments. For the calculation of the net present value, the interest rate implicit in the lease or an approximation thereof is used as discount rate.

Accounting policies



Depreciation is provided on a straight-line basis over the expected useful lives of the assets. The expected useful lives are as follows:


Buildings                                           25 years
Plant and machinery                               8-15 years
Fixtures and fittings, tools and equipment         3-8 years
Computer hardware                                    4 years
Cars                                               3-5 years

Property, plant and equipment are written down to the recoverable amount if this is lower than the carrying amount. Impairment tests are conducted annually of each individual asset or group of assets.

Gains and losses on the disposal of property, plant and equipment are determined as the difference between the sales price less disposal costs and the carrying amount at the date of disposal. The gains or losses are recognized in the income statement as other operating income or other operating expenses.

Inventories
Inventories are measured at moving average prices. Where the net realizable value is lower than cost, inventories are written down to this lower value.

Goods for resale and raw materials and consumables are measured at cost, comprising purchase price plus delivery costs.

Finished goods and work in progress are measured at cost, comprising the cost of raw materials, consumables, direct wages and salaries and indirect production overheads. Indirect production overheads comprise indirect materials and wages and salaries as well as maintenance and depreciation of production machinery, buildings and equipment as well as factory administration and management. Borrowing costs are not recognized.

The net realizable value of inventories is calculated as the sales amount less costs of completion and costs necessary to make the sale and is determined taking into account marketability, obsolescence and development in expected sales price.

Receivables
Receivables are measured at amortized cost. Provision is made for anticipated losses.

Contract work in progress
Contract work in progress is measured at the selling price of the work performed by reference to the stage of completion. The stage of completion is based on the share of the contract costs paid compared with the expected total costs of the contract. When it is probable that the total contract costs will exceed total income from a contract, the anticipated loss is recognized in the income statement.

When the selling price of a construction contract cannot be measured reliably, the selling price is measured at the lower of costs incurred and net realizable value.

Accounting policies



Prepayments are set off against contract work in progress. Progress billings received in excess of the contract work performed are calculated separately for each contract and recognized as payments on account from customers under short-term liabilities other than provisions.

Selling costs and costs incurred in securing contracts are recognized in the income statement when incurred.

Prepayments
Prepayments comprise costs incurred concerning subsequent financial years.

Financial liabilities
Other liabilities, comprising trade payables as well as other payables, are measured at amortized cost.


Cash flow statement

The cash flow statement shows the enterprise's cash flows from operating, investing and financing activities for the year, the year's changes in cash and cash equivalents as well as the enterprise's cash and cash equivalents at the beginning and end of the year.

Cash flows from operating activities
Cash flows from operating activities are calculated as the year's profit/loss adjusted for non-cash operating items, changes in working capital and corporation tax paid.

Cash flows from investing activities
Cash flows from investing activities comprise payments in connection with acquisitions and disposals of enterprises and activities and of intangible assets, property, plant and equipment and investments.

Cash flows from financing activities
Cash flows from financing activities comprise changes in the size or composition of the company's equity and related costs as well as the raising of loans, repayment of interest-bearing debt, and payment of dividends to shareholders.

Cash and cash equivalents
Cash and cash equivalents comprise cash and short-term marketable securities with a term of three months or less which are subject to an insignificant risk of changes in value.

Segment information

Information is provided on geographical markets. The segment information is based on the company's accounting policies, risks and internal financial management.

Accounting policies

Financial ratios

Financial ratios are calculated in accordance with the Danish Society of Financial Analysts' guidelines on the calculation of financial ratios.

The financial ratios stated in the survey of financial highlights have been calculated as follows:

Net profit ratio                         Operating [profit/loss] x 100
                                         -----------------------------
                                                    Revenue

Return on investment                     Operating [profit/loss] x 100
                                         -----------------------------
                                            Avenue operating assets

Gross margin ratio                         Gross [profit/loss] x 100
                                           -------------------------
                                                    Revenue

Current ratio                                Current assets x 100
                                    --------------------------------------
                                 Short-term liabilities other than provisions

Equity ratio                   Equity, ex. minority interests at year end x 100
                               ------------------------------------------------
                                   Total equity and liabilities at year end

Return on equity                  [Profit/loss] for analytical purposes x 100
                                  -------------------------------------------
                                    Average equity, ex. minority interests


                Income statement 1 January - 31 December




                                                                                                    2004              2003
                                                                                                     DKK           DKK'000
       -------------------------------------------------------------------------------------------------------------------
                                                                         Note

                Revenue                                                   1                  196.461.539           305.307
                Work performed for own purpose
                     and capitalized                                                             230.251             1.897
                                                                                       ------------------     -------------
                                                                                             196.691.790           307.204
                                                                                       ------------------     -------------


                Raw materials, consumables and goods
                   for resale                                                                 89.440.361           162.555
                Other production, sales and administrative
                  costs                                                   3                   48.817.025            59.230
                Staff costs                                               2                   92.194.344            91.065
                                                                                       ------------------     -------------
                                                                                             230.451.730           312.850
                                                                                       ------------------     -------------

                Operating profit before depreciation                                         -33.759.940            -5.646

                Depreciation and amortisation on fixed assets             4                   27.376.463            26.764
                                                                                       ------------------     -------------

                Profit before financial items                                                -61.136.403           -32.410

                Financial income                                                               1.449.444             1.730
                Financial expenses                                                             5.098.003             7.107
                                                                                       ------------------     -------------


                Loss for the year                                                            -64.784.962           -37.787
                                                                                       ------------------     -------------


                Proposed distribution of loss:

                Retained earnings                                                            -64.784.962           -37.787
                                                                                       ------------------     -------------

              Balance sheet 31 December


              Assets
                                                                                                  2004             2003
                                                                                                   DKK          DKK'000
    --------------------------------------------------------------------------------------------------------------------
                                                                          Note

              Fixed assets

              Intangible assets                                             5
              Patents                                                                        1.846.373            1.753
              Completed development projects                                                 5.448.926            6.969
              Development projects in progress                                               5.998.360            5.577
                                                                                    -------------------    -------------
                                                                                            13.293.659           14.299
                                                                                    -------------------    -------------

              Property plant and equipment                                  6
              Land and buildings                                                            76.791.115           80.848
              Plant and machinery                                                          129.636.098          143.550
              Fixtures and fittings, tools and equipment                                     1.818.837            1.857
              Property, plant and equipment under construction                               1.124.300            3.992
                                                                                    -------------------    -------------
                                                                                           209.370.350          230.247
                                                                                    -------------------    -------------

              Total fixed assets                                                           222.664.009          244.546
                                                                                    -------------------    -------------

              Current assets

              Inventories
              Raw materials and consumables                                                 89.696.129           73.239
                                                                                    -------------------    -------------

              Receivables                                                   7
              Account receivables                                                           43.354.102           46.879
              Contract work in progress                                     8                8.021.422            1.591
              Other receivables                                                              7.526.558            1.771
              Prepayments                                                   9                7.707.538            2.630
                                                                                    -------------------    -------------
                                                                                            66.609.620           52.871
                                                                                    -------------------    -------------

              Cash at bank and in hand                                                       1.347.244            1.646
                                                                                    -------------------    -------------

              Total current assets                                                         157.652.993          127.756
                                                                                    -------------------    -------------

              TOTAL ASSETS                                                                 380.317.002          372.302
                                                                                    -------------------    -------------

Balance sheet 31 December

Equity and liabilities
                                                                       2004             2003
                                                                        DKK          DKK'000
---------------------------------------------------------------------------------------------
                                             Note


Equity
Equity                                        10                131.096.637          132.311
                                                          ------------------    -------------
                                                                131.096.637          132.311
                                                          ------------------    -------------

Liabilities


Short-term liabilities
Bank loans                                                       16.836.362           14.437
Payment on account from customers                                10.545.666            5.094
Accounts payables                                                25.752.469           23.706
Group companies                                                 173.423.177          170.307
Other debts                                                      22.662.691           26.447
                                                          ------------------    -------------
                                                                249.220.365          239.991
                                                          ------------------    -------------

Total liabilities                                               249.220.365          239.991
                                                          ------------------    -------------

TOTAL EQUITY AND LIABILITIES                                    380.317.002          372.302
                                                          ------------------    -------------

Contingent liabilities and other
   obligations                                11
Notes without reference                     12 - 13

               Cash flow statement 1 January - 31 December


                                                                                                2004               2003
                                                                                             DKK'000            DKK'000
       --------------------------------------------------------------------------------------------------------------------

                Profit before financial items                                                -61.136            -32.327
                Depreciation and amortization                                                 27.377             26.764
                Changes in working capital                                                   -23.008             -7.551
                                                                                         ------------   ----------------

                Cash flows from operations before financial items                            -56.767            -13.114

                Interests received                                                             1.449              1.730
                Interests paid                                                                -5.013             -7.118
                                                                                         ------------   ----------------

                Cash flows from operations                                                   -60.331            -18.502
                                                                                         ------------   ----------------


                Acquisition of intangible fixed assets                                        -1.076             -2.036
                Acquisition of property, plant and equipment                                  -4.934             -8.352
                Disposal of property, plant and equipment                                        516              1.083
                                                                                         ------------   ----------------

                Cash flows from investing activities                                          -5.494             -9.305
                                                                                         ------------   ----------------


                Paid in capital                                                               60.000                  0
                Change in debt to credit institutions                                          2.399             -4.670
                Change in debt to group companies                                              3.127             22.000
                                                                                         ------------   ----------------

                Cash flows from financing activities                                          65.526             17.330
                                                                                         ------------   ----------------

                Net cash flow from operating, investing and
                   financing activities                                                         -299            -10.477
                                                                                         ------------   ----------------

                Cash at bank and in hand 1 January                                             1.646             12.123
                Net cash flow                                                                   -299            -10.477
                                                                                         ------------   ----------------

                Cash at bank and in hand 31 December                                           1.347              1.646
                                                                                         ------------   ----------------

        Notes to the financial statements

                                                                                     2004           2003
 Note                                                                                 DKK        DKK'000
---------------------------------------------------------------------------------------------------------

   1    Revenue
        Revenue includes the production value
        of construction contracts completed and
        in progress to the amount of                                          177.064.399        294.086
                                                                        ------------------  -------------

        Revenue distributed on geographical segments (DKK'000):

        Scandinavia                                                                46.198         74.310
        Other countries in Europe                                                  61.161        107.108
        Other countries                                                            89.102        123.889
                                                                        ------------------  -------------
                                                                                  196.461        305.307
                                                                        ------------------  -------------


   2    Staff costs
        Wages and salaries                                                     84.490.411         83.836
        Pensions                                                                6.633.338          6.282
        Social security contributions                                           1.070.595            947
                                                                        ------------------  -------------
                                                                               92.194.344         91.065
                                                                        ------------------  -------------

        Average number of employees                                                   225            222
                                                                        ------------------  -------------

        Included in staff costs is wages to the Management to the amount of 2,544 DKK '000
        (2003:   2,361 DKK'000) and pensions with 107 DKK'000 (2003: 51 DKK'000).

   3    Fees paid to independant auditor
        Audit fee                                                                 212.500            200
        Non-audit fee                                                              99.350            160
                                                                        ------------------  -------------
                                                                                  311.850            360
                                                                        ------------------  -------------

   4    Depreciation and amortisation
        Loss on sale of tangible fixed assets                                           0            604
        Patents                                                                   561.095            680
        Completed development projects                                          1.520.631            634
        Buildings                                                               4.057.100          4.024
        Plant and machinery                                                    20.606.866         20.145
        Fixtures and fittings, tools and equipment                                630.771            677
                                                                        ------------------  -------------
                                                                               27.376.463         26.764
                                                                        ------------------  -------------

         Notes to the financial statements
  Note

                                                                                                     Completed         Development
                                                                                                   development            projects
                                                                                     Patents          projects         in progress
                                                                              ---------------   ---------------   -----------------

   5    Intangible assets



        Cost at 1 January 2004                                                     2.433.057         7.603.153           5.576.941
        Additions                                                                    654.675                 0             421.419
        Disposals                                                                          0                 0                   0
        Transferred                                                                        0                 0                   0
                                                                              ---------------   ---------------   -----------------
        Cost at 31 December 2004                                                   3.087.732         7.603.153           5.998.360
                                                                              ---------------   ---------------   -----------------
        Impairment and amortisation 1 January 2004                                   680.264           633.596                   0
        Amortisation                                                                 561.095         1.520.631                   0
        Disposals                                                                          0                 0                   0
                                                                              ---------------   ---------------   -----------------
        Impairment and amortisation 31 December 2004                               1.241.359         2.154.227                   0
                                                                              ---------------   ---------------   -----------------

        Carrying amount at 31 December 2004                                        1.846.373         5.448.926           5.998.360
                                                                              ---------------   ---------------   -----------------
        Amortised over                                                               5 years           5 years                   -
                                                                              ---------------   ---------------   -----------------

                                                                                                                       Property,
                                                                                                                         plant
                                                                                                      Fixtures            and
                                                                                  Plant and              and           equipment
                                                                 Buildings         machinery          fittings       under constr.
                                                          -----------------   ---------------   ---------------   -----------------
   6    Property, plant and equipment
        Cost at 1 January 2004                                 190.186.666       431.196.226         7.948.904           3.992.124
        Additions                                                        0         3.478.359           609.859             846.089
        Disposals                                                        0        -1.020.061          -123.091                   0
        Transferred                                                      0         3.713.913                 0          -3.713.913
                                                          -----------------   ---------------   ---------------   -----------------
        Cost at 31 December 2004                               190.186.666       437.368.437         8.435.672           1.124.300
                                                          -----------------   ---------------   ---------------   -----------------
        Impairment and depreciation 1 January 2004             109.338.451       287.646.129         6.091.677                   0
        Depreciation                                             4.057.100        20.606.866           630.771                   0
        Disposals                                                        0          -520.656          -105.613                   0
                                                          -----------------   ---------------   ---------------   -----------------
        Impairment and depreciation 31 December 2004           113.395.551       307.732.339         6.616.835                   0
                                                          -----------------   ---------------   ---------------   -----------------
        Carrying amount at 31 December 2004                     76.791.115       129.636.098         1.818.837           1.124.300
                                                          -----------------   ---------------   ---------------   -----------------

        Depreciated over                                          25 years      8 - 15 years       3 - 8 years                   -
                                                          -----------------   ---------------   ---------------   -----------------
        Assets held under finance leases                                 0                 0                 0                   0
                                                          -----------------   ---------------   ---------------   -----------------

        Official annual valuation of Danish properties

           at 1 January 2004                                    38.500.000
                                                          -----------------

         Notes to the financial statements
                                                                                         2004               2003
  Note                                                                                    DKK            DKK'000
-----------------------------------------------------------------------------------------------------------------

   7     Receivables


         Receivables with more than one years maturity                                      0                  0
                                                                           -------------------   ----------------

   8     Contract work in progress

         Contract work in progress                                                125.559.745            116.981
         Progress billing                                                        -124.074.098           -120.484
                                                                           -------------------   ----------------
         Net contract work in progress                                              1.485.647             -3.503
                                                                           -------------------   ----------------

         Recognised as follows:
         Contract work in progress                                                  8.021.422              1.591
         Payment on account from customers                                         -6.535.775             -5.094
                                                                           -------------------   ----------------
         Net contract work in progress                                              1.485.647             -3.503
                                                                           -------------------   ----------------

   9     Prepayments

         Fair value of hedges                                                       6.574.876              1.915
         Other prepayments                                                          1.132.662                715
                                                                           -------------------   ----------------
                                                                                    7.707.538              2.630
                                                                           -------------------   ----------------

   10    Equity

         Equity 1 January 2004                                                    132.311.599            171.342
         Paid in capital                                                           60.000.000                  0
         Loss for the year                                                        -64.784.962            -37.787
         Fair value of hedging instruments, end                                     3.677.000                107
         Fair value of hedging instruments, beginning                                -107.000             -1.351
                                                                           -------------------   ----------------
         Equity 31 December 2004                                                  131.096.637            132.311
                                                                           -------------------   ----------------

         Specification of equity:
         Paid in capital 1 January 2004                                           719.808.000            719.808
         Paid in this year                                                         60.000.000                  0
                                                                           -------------------   ----------------
         Paid in capital 31 December 2004                                         779.808.000            719.808
                                                                           -------------------   ----------------
         Retained earnings 1 January 2004                                        -587.496.401           -548.466
         Transferred from proposed distribution of loss                           -64.784.962            -37.787
         Value adjustment of hedging instruments                                    3.570.000             -1.244
                                                                           -------------------   ----------------
         Retained earnings 31 December 2004                                      -648.711.363           -587.497
                                                                           -------------------   ----------------
         Equity 31 December 2004                                                  131.096.637            132.311
                                                                           -------------------   ----------------

        Notes to the financial statements
                                                                                                        2004             2003
 Note                                                                                                DKK'000          DKK'000
------------------------------------------------------------------------------------------------------------------------------

  11    Contingent liabilities and other obligations

        Lease obligations
        Lease obligations for service and buildings amounts to:

        0 - 1 year                                                                                     9.390            6.204
        1 - 5 years                                                                                    2.364            1.488
                                                                                               --------------    -------------
                                                                                                      11.754            7.692
                                                                                               --------------    -------------
        Contingent liabilities
        The company has no contingent liabilities

  12    Currency and interest rate risk and the use of derivatives

        As part of the hedging of recognized and unrecognized transactions, NKT Flexibles I/S uses uses forward exchange contracts. Currencies which is part of the EMU-coorporation is not hedged. Hedging of recognised transactions comprises receivables and payables.


        Currency risk
        DKK'000                                                                                    Hedged by
                                        Payment/                   Recei-                            forward              Net
        Currency                        maturity                   vables         Payables         contracts         position
                                        ------------------   -------------    -------------    --------------    -------------

        EUR                             < 1 year                   17.335           14.065                 0            3.270
        USD                             < 1 year                   19.016            2.796            17.338           -1.118
        GBP                             < 1 year                      690            1.025                 0             -335


        Anticipated future transactions

        The company hedges anticipated currency risks concerning allready signed contracts on construction contracts and purchase of raw materials with forward contracts.
                                                                                               Deferred recognition in the
                                                                                               income statement of gains/
                                                                                               loss (-) expected to be
                                                                                               realized
                                                                                               after the balance sheet date
                                                                   Contractual value

        DKK'000                         Period                       2004             2003              2004             2003
                                                             -------------    -------------    --------------    -------------
        Forward contracts               0 - 6 months               91.427           20.829             3.677              107

      Notes to the financial statements



 Note
-------------------------------------------------------------------------------


  13    Related party disclosures

        Significant influence

        SubSeaFlex Holding A/S,
        Danco A/S

        Other related parties

        Further, the company's related parties comprise Board of directors, Management and executive employees.


        Owners

        SubSeaFlex Holding A/S
        Vibeholms Alle 25
        2605 Brondby
        Ownership:   51 %
        (SubSeaFlex Holding A/S is owned by NKT Holding A/S)

        Danco A/S
        Stranden
        Postboks 1524 Vika
        0117 Oslo
        Norway
        Ownership:   49 %
        (Danco AS is owned by Stolt Offshore AS)


        Transactions with related parties

        The owners of the company has granted loans amounting to 171 mill DKK as of 31 December 2004. The loans have been granted on market conditions.

        Sale of products to Stolt Offshore in the financial year amounts to 20 % of the turnover. The sale has taken place on market conditions.

Note 14 - Reconciliation to United States generally accepted accounting principles (U.S. GAAP)

The financial statements for 2004 have been prepared in accordance with the provisions of the Danish Financial Statements Act (Danish GAAP), which differ in certain respects from U.S. GAAP.

The following is a summary of the adjustments to net income for the year ended December 31, 2004 and equity as of December 31, 2004, necessary to reconcile those to net income and equity determined in accordance with U.S. GAAP.

Reconciliation of net income and equity under Danish GAAP to U.S.GAAP

                                                                                        (All figures in DKK thousand)
                                                                                    Net loss for    Equity as
                                                                                    the year            of
                                                                                     ended           December
                                                                                    December         31, 2004
                                                                                     31, 2004
As reported under Danish GAAP                                                             (64,785)         131,097
Reversal of capitalized development costs, net of accumulated                 (a)                -        (12,547)
amortization as of 1 January 2004
Development costs incurred in 2004                                            (a)            (421)           (421)
Amortization of development costs in 2004                                     (a)             1521            1521
Derivatives not meeting SFAS 133 criteria                                     (b)            3,677               -
                                                                                  ---------------------------------
As reported under U.S. GAAP                                                               (60,008)         119,650
                                                                                  =================================

(a) Development costs

According to Danish GAAP development projects that are clearly defined and identifiable, where the technical utilization degree, sufficient resources and a potential future market or development opportunities in the enterprise is evidenced, and where the enterprise ntends to produce, market or use the project, are recognized as intangible assets provided that the cost can be measured reliably and that there is sufficient assurance that future earnings can cover production costs, selling and administrative expenses and development costs. Other development costs are recognized in the income statement when incurred.

Capitalized development costs are measured at the lower of cost less accumulated amortization and the recoverable amount.

Following the completion of the development work, development costs are amortized on a straight-line basis over the estimated useful life. The amortization period is five years.

Intangible assets are written down to the recoverable amount if this is lower than the carrying amount. Impairment tests are conducted annually of each individual asset or group of assets.

Under US GAAP development costs are expensed as incurred.

(b) Derivatives

According to Danish GAAP derivative financial instruments are initially recognized in the balance sheet at cost and are subsequently measured at fair value. Positive and negative fair values of derivative financial instruments are included in other receivables and payables, respectively.

Changes in the fair value of derivative financial instruments designated as and qualifying for recognition as a hedge of the fair value of a recognized asset or liability are recognized in the income statement together with changes in the value of the hedged asset or liability.

Changes in the fair value of derivative financial instruments designated as and qualifying for recognition as a hedge of future assets or liabilities are recognized as receivables or payables and in capital and reserves. Income and expenses relating to such hedging transactions are transferred from capital and reserves on realization of the hedged item and recognized in the same item as the hedged item.

Under U.S. GAAP, Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities" was adopted by the Company as of January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including embedded derivatives, and for hedging activities. SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities in the consolidated balance sheet and measured at fair value. Depending on the documented designation of a derivative instrument, any change in fair value is recognized in either income or equity (as a component of accumulated other comprehensive income). As the Company did not meet the documentation standards of SFAS 133 for its forward exchange contracts, the unrealized gain associated with its forward exchange contracts is recognized through the income statement for U.S. GAAP purposes. There is no effect on equity.